NEWS RELEASE

Contact: Nicholas C. Conrad VP, Finance & Treasurer	Date:	February 8, 2010

Phone: 419-891-6415

E-mail: nick—conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS FOURTH QUARTER & FULL YEAR RESULTS
Fourth Quarter Earnings of $0.88 per Diluted Share
Full Year Earnings of $2.08 per Diluted Share

MAUMEE, OHIO, FEBRUARY 8, 2010—The Andersons, Inc. (Nasdaq: ANDE), today announced fourth quarter earnings of $16.2 million, or $0.88 per diluted share, and total revenues of $916 million. In the same three month period of 2008, the company reported a loss of $33.4 million, or $1.84 per diluted share, on revenues of $770 million. The prior year fourth quarter loss resulted from the recording of significant inventory adjustments within the Plant Nutrient Group.
The 2009 net income attributable to the company was $38.4 million, or $2.08 per diluted share, on $3.0 billion of revenues. In the prior year, the company’s full year earning’s were $32.9 million, or $1.79 per diluted share, and total revenues were $3.5 billion.

The Grain & Ethanol Group’s 2009 operating income was $51.4 million. This compares to an operating income of $43.6 million in 2008. The group’s grain business had a record year, while the ethanol business had its second highest year resulting from significantly increased margins during the second half of the year. Full year income from the investment in Lansing Trade Group was lower than 2008, as a good fourth quarter was not enough to offset a modest loss incurred in the first half of the year. Total 2009 revenues for the Grain & Ethanol Group were $2.2 billion; this includes $806 million of grain and ethanol sales made in accordance with origination and marketing agreements between the company and its ethanol joint ventures. In 2008, the group’s total revenues were $2.4 billion and included $866 million of the previously mentioned sales. For the fourth quarter, the Grain & Ethanol Group’s operating income was $27.8 million, in contrast to $11.9 million earned during the same period in 2008. This fourth quarter increase in operating income was due to markedly improved results in the ethanol business and Lansing Trade Group. The ethanol business had its highest quarter since entering the business four years ago. These improvements were partially offset by lower quarterly results in the grain business due primarily to the late harvest in 2009. Total revenues for the fourth quarter were $722 million; in comparison, the group’s revenues for the same period last year were $565 million.

The Rail Group had an operating loss of $1.0 million in 2009, which is down significantly from the $19.8 million earned in 2008. The group continues to be impacted by the double digit declines in national rail traffic. Gross profit from the leasing business was significantly lower than the prior year due mainly to lower utilization rates and the corresponding increase in storage expense from idle cars. The average utilization rate (the percentage of the fleet’s railcars in service) for 2009 was 78.1 percent, which was down significantly from the prior year rate of 92.5 percent. The group ended the year with a utilization rate of 70.5 percent. The full year results include gains on sales of railcars and related leases of $1.7 million in 2009, and $4.0 million in 2008. Additionally, both the railcar repair and manufacturing businesses experienced significant decreases in gross profit during the year, as sales were down more than 30 percent. The rail fleet ended the year with approximately 23,800 cars and locomotives, which is comparable to the 2008 year end total. Revenues of $93 million for 2009 were down considerably from the $134 million reported in the prior year. The Rail Group had an operating loss of $1.5 million in the fourth quarter on $21 million of revenues. In 2008, operating income for the same three month period was $3.3 million on revenues of $28 million.

The Plant Nutrient Group ended the year with operating income of $11.3 million. In 2008, the group had an operating loss of $12.3 million due to significant lower of cost or market adjustments caused by sharp declines in nutrient prices. Revenues for 2009 and 2008 were $491 million and $653 million, respectively. Revenues declined in 2009 due to a significant decrease in the average selling price, offset by a modest volume increase. For the fourth quarter, the group’s operating income was $1.7 million on $111 million of revenues. Last year the group had an operating loss of $74.5 million during the fourth quarter on revenues of $112 million, due to $84.1 million of the aforementioned adjustments being made during the quarter. The integration of the Hartung Brothers Inc’s. Fertilizer Division, which was acquired on August 1, 2009, was successfully completed by year end.

The Turf & Specialty Group’s full year operating income was a record $4.7 million on $125 million of revenues. In 2008, the group had operating income of $2.3 million, and total revenues were $119 million. The 2009 results are mainly attributable to the group’s lawn volume increasing by almost 20 percent. The group’s focus on proprietary products in its lawn business is continuing to show positive results, even though there has been some softness in the professional product market. The group incurred an operating loss of $1.1 million in the fourth quarter on $19 million of revenues. Last year, its operating loss for the same period was also $1.1 million, on revenues of $20 million.

The Retail Group had an operating loss of $2.8 million in 2009. In the prior year, the group’s operating income was $0.8 million. Total sales for the group were $162 million in 2009, or 6 percent below the 2008 total of $173 million. The group continues to be impacted by the weakness in the overall economy and resulting reduced consumer spending. Margins, however, have remained consistent with the prior year. The Retail Group’s fourth quarter operating loss was $0.7 million on $42 million of revenues. Last year, during the same three month period, the operating income was $1.0 million, and total revenues were $46 million.

“Clearly, our full year earnings were heavily influenced by the results within our agricultural business units,” CEO Mike Anderson stated. “The record full year earnings in our grain business, reflects our solid position in this industry. The significant turn around in ethanol margins enabled our ethanol business to report its best ever quarterly results. Our Turf & Specialty Group had a record year. Our Plant Nutrient Group returned to profitability, following the extraordinary loss incurred in 2008,” Mr. Anderson added. “Our 2009 Rail and Retail Group results, however, were negatively impacted by the weak economy. Economic conditions such as these confirm that our strategy of purposeful diversification allows us to remain a strong company, even when external factors are significantly impacting one or more of our groups.”

The company will host a webcast on Tuesday, February 9, 2010 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in 16 U.S. states and Puerto Rico, plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended		Twelve Months ended
	December 31		December 31
(in thousands, except for per share amounts)	2009	2008	2009	2008
Sales and merchandising revenues	$915,958	$770,065	$3,025,304	$3,489,478
Cost of sales and merchandising revenues	846,170	757,839	2,769,798	3,231,649

Gross profit	69,788	12,226	255,506	257,829
Operating, administrative and general expenses	54,560	50,394	199,116	190,230
Interest expense	4,714	6,099	20,688	31,239
Other income (loss):
Equity in earnings (loss) of affiliates	15,078	(11,768)	17,463	4,033
Other income — net	1,925	(148)	8,331	6,170

Income before income taxes	27,517	(56,183)	61,496	46,563
Income tax provison	9,127	(21,579)	21,930	16,466

Net income	18,390	(34,604)	39,566	30,097
Net (income) loss attributable to the	(2,159)	1,215	(1,215)	2,803
noncontrolling interest

Net income attributable to The Andersons, Inc.	$16,231	$(33,389)	$38,351	$32,900

Per common share:
Basic earnings	$0.89	$(1.84)	$2.10	$1.82

Diluted earnings	$0.88	$(1.84)	$2.08	$1.79

Dividends paid	$0.0875	$0.0850	$0.3475	$0.3250

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)
	December 31	December 31
(in thousands)	2009	2008
Assets
Current assets:
Cash and cash equivalents	$145,929	$81,682
Restricted cash	3,123	3,927
Accounts receivable, net	137,195	126,255
Margin deposits, net	27,012	13,094
Inventories	407,845	436,920
Commodity derivative assets — current	24,255	84,919
Other current assets	41,464	109,165

Total current assets	786,823	855,962
Investments and other assets	182,989	153,488
Commodity derivative assets	3,137	3,662
Railcar assets leased to others (net)	179,154	174,132
Property, plant and equipment (net)	132,288	121,529

	$1,284,391	$1,308,773

Liabilities and shareholders’ equity
Current liabilities:
Commodity derivative liabilities — current	$24,871	$67,055
Other current liabilities	454,250	458,208

Total current liabilities	479,121	525,263
Deferred items and other long-term liabilities	90,138	80,687
Commodity derivative liabilities	830	3,706
Long-term debt non-recourse	19,270	40,055
Long-term debt	288,756	293,955
Shareholders’ equity	406,276	365,107

	$1,284,391	$1,308,773

Segment Data
	Grain & Ethanol	Rail	Plant Nutrient	Turf & Specialty	Retail	Other	Total

Quarter ended December 31, 2009
Revenues from external customers	$722,294	$21,101	$111,447	$19,400	$41,716	$-	$915,958
Gross Profit	35,692	3,104	14,585	4,956	11,451	—	69,788
Equity in earnings (loss) of affiliates	15,076	—	2	—	—	—	15,078
Other income (loss), net	419	232	160	303	325	486	1,925
Income before income taxes	29,969	(1,471)	1,671	(1,090)	(721)	(841)	27,517
Income attributable to the noncontrolling interest	(2,159)	—	—	—	—	—	(2,159)
Operating income (loss) (a)	27,810	(1,471)	1,671	(1,090)	(721)	(841)	25,358
Quarter ended December 31, 2008
Revenues from external customers	$565,189	$27,552	$111,521	$20,116	$45,687	$—	$770,065
Gross Profit	45,359	7,795	(59,815)	5,336	13,551	—	12,226
Equity in earnings (loss) of affiliates	(11,770)	—	2	—	—	—	(11,768)
Other income (loss), net	(19)	(76)	165	181	259	(658)	(148)
Income before income taxes	10,702	3,318	(74,457)	(1,064)	1,015	4,303	(56,183)
Income attributable to the	1,215	—	—	—	—	—	1,215
noncontrolling interest
Operating income (loss) (a)	11,917	3,318	(74,457)	(1,064)	1,015	4,303	(54,968)
Year ended December 31, 2009
Revenues from external customers	$2,153,978	$92,789	$491,293	$125,306	$161,938	$-	$3,025,304
Gross Profit	106,804	16,816	59,419	25,457	47,010	—	255,506
Equity in earnings (loss) of affiliates	17,452	—	8	—	—	3	17,463
Other income (loss), net	2,319	485	1,755	1,131	683	1,958	8,331
Income before income taxes	52,569	(1,034)	11,294	4,735	(2,843)	(3,225)	61,496
Income attributable to the	(1,215)	—	—	—	—	—	(1,215)
noncontrolling interest
Operating income (loss) (a)	51,354	(1,034)	11,294	4,735	(2,843)	(3,225)	60,281
Year ended December 31, 2008
Revenues from external customers	$2,411,144	$133,898	$652,509	$118,856	$173,071	$—	$3,489,478
Gross Profit	110,954	37,055	33,990	24,704	51,126	—	257,829
Equity in earnings (loss) of affiliates	4,027	—	6	—	—	—	4,033
Other income (loss), net	4,751	526	893	446	692	(1,138)	6,170
Income before income taxes	40,784	19,782	(12,325)	2,321	843	(4,842)	46,563
Income attributable to the	2,803	—	—	—	—	—	2,803
noncontrolling interest
Operating income (loss) (a)	43,587	19,782	(12,325)	2,321	843	(4,842)	49,366
(a) Operating income (loss) for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of (income) loss.